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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 3
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

   KAPOOR, Ph.D., JOHN N.
   225 East Deerpath
   Suite 250
   Lake Forest, IL  60045

2. Date of Event Requiring Statement (Month/Day/Year)
   05/31/00

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   FIRST HORIZON PHARMACEUTICAL CORPORATION
   FHRX

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock, $0.001 par value             |6,487,583             |(1)             |(1)                                            |
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

 Table II -- Derivative Securities Beneficially Owned

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
1. Title of Derivative  |2. Date Exer-      |3. Title and Amount    |           |4. Conver- |5. Owner-    |6. Nature of Indirect   |
   Security             |   cisable and     |   of Underlying       |           |sion or    |ship         |   Beneficial Ownership |
                        |   Expiration      |   Securities          |           |exercise   |Form of      |                        |
                        |   Date(Month/     |-----------------------|---------  |price of   |Deriv-       |                        |
                        |   Day/Year)       |                       |Amount     |deri-      |ative        |                        |
                        | Date    | Expira- |                       |or         |vative     |Security:    |                        |
                        | Exer-   | tion    |         Title         |Number of  |Security   |Direct(D) or |                        |
                        | cisable | Date    |                       |Shares     |           |Indirect(I)  |                        |
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

Explanation of Responses:

(1) These shares are owned directly by Kapoor-Pharma Investments, L.P., a ten percent owner of the issuer, and indirectly by Dr. Kapoor as President and Sole Stockholder of the Managing Partner of Kapoor-Pharma Investments, L.P. Dr. Kapoor is a Director of the issuer. Dr. Kapoor disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

SIGNATURE OF REPORTING PERSON

JOHN N. KAPOOR, PH.D., Individually and as President of EJ Financial Enterprises, Inc., Managing Partner of Kapoor-Pharma Investments, L.P. DATE
May 31, 2000